Exhibit 99.1

Press Release

F O R  I M M E D I A T E  R E L E A S E

GYRODYNE DECLARES $9.25 PER SHARE SPECIAL DIVIDEND

ST. James, New York, May 26, 2016 – Gyrodyne, LLC (NASDAQ:GYRO), an owner and manager of a diversified portfolio of real estate properties (“Gyrodyne”), announced today that its Board of Directors has declared a special cash dividend in the amount of $13,714,790 or $9.25 per share. The dividend consists of net proceeds from the recently consummated sale of Gyrodyne’s Fairfax Medical Center in Fairfax, Virginia and the sale of two buildings in the Port Jefferson Professional Park. The dividend is payable on June 15, 2016 to shareholders of record as of June 6, 2016.

At $9.25 per share, the dividend represents approximately 33% of Gyrodyne's closing stock price on May 25, 2016. Pursuant to NASDAQ rules, when a dividend is declared in a per share amount that exceeds 25% of a company's stock price, the date on which that company's shares will begin to trade without the dividend, or ex-dividend, is the first business day following the payable date. The Company understands from NASDAQ that, because the dividend is expected to exceed 25% of the Company's share price, NASDAQ will apply this rule, and the Company expects, in accordance with this rule, that the ex-dividend date as set by NASDAQ will be June 16, 2016, the first business day following the payable date for the dividend. Shareholders of record on the record date who sell their shares prior to the ex‑dividend date will not receive the special cash dividend. The record date for the special one-time cash dividend is the close of business on June 6, 2016.

Fred Braun III, President and CEO of Gyrodyne, said, “Today’s dividend declaration marks another important milestone in Gyrodyne’s strategic plan. Over the past few years, Gyrodyne has positioned itself for one or more liquidity events that will maximize shareholder value. Gyrodyne intends to continue making special dividends as it executes on its strategic plan. We look forward to implementing and executing additional events that will provide liquidity and value to our shareholders.”

Gyrodyne is currently exploring certain enhancements of its Flowerfield and Cortlandt Manor properties in an effort to maximize the value of those properties prior to their ultimate disposition. There can be no assurance concerning the type, form, structure, nature, results, timing or terms and conditions of any transaction that may result from the Company’s enhancement efforts. The Company does not expect to pay quarterly or annual dividends, but rather special dividends as proceeds are generated from transactions during the liquidation process.

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area. Gyrodyne, LLC owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. Gyrodyne, LLC also owns medical office buildings in Port Jefferson Station, New York and Cortlandt Manor, New York. Gyrodyne, LLC (through a wholly-owned subsidiary) is also a limited partner in Callery Judge Grove, L.P., the only asset of which consist of potential future payments upon the achievement of certain development benchmarks by the purchaser in the 2013 sale by the partnership of an undeveloped 3,700 plus acre property in Palm Beach County, Florida. Gyrodyne, LLC's common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne, LLC may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the plan of liquidation, the risk that the proceeds from the sale of Gyrodyne, LLC's assets may be substantially below Gyrodyne, LLC's estimates, the risk that the proceeds from the sale of our assets may not be sufficient to satisfy Gyrodyne, LLC's obligations to its current and future creditors, and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing Gyrodyne, LLC's undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne, LLC's SEC reports.